Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279711

PROSPECTUS

21,100,000 Shares of Common Stock

Offered by the Selling Stockholders

This prospectus relates to the resale from time to time of up to 21,100,000 shares of our common stock, $0.001 par value per share (the “Shares”), by the selling stockholders identified in this prospectus (collectively with any of the holders’ transferees, pledgees, donees or successors, the “Selling Stockholders”), pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between Eledon Pharmaceuticals, Inc. (the “Company”) and the Selling Stockholders, which consist of 13,110,484 shares of our common stock held by the Selling Stockholders and 7,989,516 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock held by certain Selling Stockholders (“Pre-Funded Warrants”). The Shares and Pre-Funded Warrants described in the preceding sentence were issued in the closing of a private placement completed on May 9, 2024 pursuant to the Purchase Agreement.

Sales of the Shares by the Selling Stockholders may occur at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may sell Shares to or through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the Shares, or both. If required, the number of Shares to be sold, the public offering price of those Shares, the names of any underwriters, broker dealers or agents and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their Shares hereunder.

The Company will not receive any proceeds from the sale by the Selling Stockholders of the Shares. We will, however, receive the cash exercise price of $0.001 per share for the exercise of any Pre-Funded Warrants. If any of the Pre-Funded Warrants are exercised on a net exercise cashless basis, we would not receive any cash payment from the applicable Selling Stockholder upon any such exercise.

We are paying the cost of registering the Shares covered by this prospectus as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of the Shares.

The Company’s common stock is traded on The Nasdaq Capital Market under the symbol “ELDN.” On May 23, 2024, the closing sale price of our common stock was $2.89 per share.

Our executive offices are located at 19800 MacArthur Boulevard, Suite 250, Irvine, California 92612, and our telephone number is (949) 238-8090.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 5, 2024.

ABOUT THIS PROSPECTUS

You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in the securities of Eledon Pharmaceuticals, Inc. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for additional information. You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. The Company has not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that information contained in this prospectus, or in any document incorporated by reference, is accurate only as of any date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, references to the terms “Eledon,” “our,” “us,” “we,” or the “Company” refer to Eledon Pharmaceuticals, Inc. (formerly Novus Therapeutics, Inc.) and all wholly owned subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. Any statements other than statements of historical or current fact in this prospectus are forward looking statements. In some instances, you can identify forward-looking statements by the use of words such as “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “predicts,” “projects,” “targets,” “could,” “may,” and similar expressions, although not all forward-looking statements include such identifying words. Forward-looking statements include, but are not limited to statements about our future expectations, plans and prospects, including statements about planned clinical trials, the development of product candidates, expected timing for initiation of future clinical trials, expected timing for receipt of data from clinical trials, our capital resources and ability to finance planned clinical trials.

Forward-looking statements are inherently uncertain, and actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: risks relating to the safety and efficacy of our drug candidates; risks relating to clinical development timelines, including interactions with regulators and clinical sides, as well as patient enrollment; risks relating to costs of clinical trials; risks related to the sufficiency of our capital resources to fund planned clinical trials; and other risks and uncertainties discussed in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission (the “SEC” or “Commission”), which can be found at www.sec.gov. Any forward-looking statements contained in this prospectus speak only as of the date hereof and not of any future date, and the Company expressly disclaims any intent to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

Overview

Eledon is a clinical stage biopharmaceutical company using its immunology expertise in targeting the CD40 Ligand (CD40L, also called CD154) pathway to develop therapies to protect transplanted organs and prevent rejection, and to treat amyotrophic lateral sclerosis (“ALS”). Our lead compound in development is tegoprubart, an IgG1, anti-CD40L antibody with high affinity for CD40 Ligand, a well-validated biological target that we believe has broad therapeutic potential.

Tegoprubart is engineered to potentially both improve safety and provide pharmacokinetic, pharmacodynamic, and dosing advantages compared to other anti-CD40 approaches. The CD40L/CD40 pathway is recognized for its prominent role in immune regulation. CD40L is primarily expressed on activated CD4+ T cells, platelets and endothelial cells while the CD40 receptor is constitutively expressed on antigen presenting cells such as macrophages and dendritic cells, as well as B cells. By blocking CD40L and not the CD40 receptor, tegoprubart inhibits both the CD40 and CD11 costimulatory signaling pathways, providing the potential for improved efficacy compared to anti-CD40 receptor approaches. Blocking CD40L also increases polarization of CD4+ lymphocytes to Tregs, a specialized subpopulation of T cells that act to suppress an immune response, thus creating a more tolerogenic environment, which may play a therapeutic role in autoimmune diseases and in the prevention of allograft rejection after solid organ transplantation.

Tegoprubart is designed to negate the risk of thrombolytic events seen in the first generation of anti-CD40L antibodies by introducing structural modifications that have been shown in preclinical models to eliminate binding to the Fcy receptors associated with platelet activation without altering the binding of tegoprubart to CD40L. In non-human primate studies, dosing of tegoprubart up to 200 mg/kg per week for 26 weeks, demonstrated no adverse events regarding coagulation, platelet activation or thromboembolism.

Our business strategy is to optimize the clinical and commercial value of tegoprubart and become a global biopharmaceutical company with a focused immunology franchise. Our strategy is to develop tegoprubart for the prevention of allograft and xenograft rejection, and for the treatment of autoimmune diseases such as ALS. We selected our indications based on preclinical and clinical data that was generated with either tegoprubart or historical anti-CD40L molecules. In January 2023, we announced our decision to prioritize resources on our kidney transplantation programs, and discontinue the Company funding of the islet cell transplantation program and the IgAN program. We remain committed to further progressing ALS clinical development and are working with key stakeholders on potential next steps to do so.

While inhibition of CD40L has shown it may play an important role in immunosuppression in allograft kidney transplantation, this mechanism of action has also demonstrated that it may be a promising option in xenotransplantation (i.e., transplanting an organ from an animal to a human). In January 2023, we entered into a non-exclusive collaborative research agreement with eGenesis, Inc. (“eGenesis”), under which eGenesis gained access to tegoprubart for preclinical and clinical xenotransplantation studies in support of eGenesis’ kidney, heart and islet xenotransplantation programs.

Private Placement

On May 6, 2024, Eledon entered into the Purchase Agreement with the Selling Stockholders, pursuant to which we agreed to issue and sell to the Selling Stockholders in a private placement, which closed on May 9, 2024, 13,110,484 shares of the Company’s common stock and Pre-Funded Warrants exercisable for up to an aggregate of 7,989,516 shares of the Company’s common stock, subject to customary adjustments as provided in the Pre-Funded Warrant. The Pre-Funded Warrants are exercisable immediately upon issuance at an exercise price of $0.001 per share and until exercised in full.

A Selling Stockholder may not exercise any portion of a Pre-Funded Warrant to the extent such exercise for common stock would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed a beneficial ownership limitation specified by each Selling Stockholder upon issuance of the Pre-Funded Warrants (which was set by the applicable Selling Stockholder at 4.99% or 9.99% of our then outstanding common stock following such exercise). Upon at least 61 days’ prior notice from the holder to the Company, a holder may increase the applicable beneficial ownership limitation, but in no case above 19.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise to the extent required under Nasdaq Marketplace Rules.

The securities issued and issuable pursuant to the Purchase Agreement were not initially registered under the Securities Act of 1933, as amended (the “Securities Act”), and were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

In connection with the private placement, the Company also entered into a registration rights agreement, dated May 6, 2024 (the “Registration Rights Agreement”), with the Selling Stockholders, pursuant to which, among other things, the Company agreed to prepare and file with the SEC, within 20 days after the date of the Registration Rights Agreement, a registration statement to register for resale the shares of our common stock issued and issuable under the Purchase Agreement and the shares of our common stock issuable upon exercise of the Pre-Funded Warrants issued pursuant to the Purchase Agreement, and to cause the registration statement to become effective within a specified time after its initial filing with the SEC.

Corporate Information

Otic Pharma, Ltd. (“Otic”) was founded in the State of Israel in 2008. In 2015, Otic established U.S. operations and moved its corporate headquarters to Irvine, California. In 2017, Otic consummated a reverse merger with Tokai Pharmaceuticals, Inc. (“Tokai”), a Delaware corporation that was incorporated on March 26, 2004, pursuant to which, among other things, Tokai purchased from Otic and its stockholders all of the common and preferred shares of Otic in exchange for the issuance of a certain number of shares of common stock of Tokai (the “Reverse Merger”). Following the Reverse Merger, Tokai changed its name to Novus Therapeutics, Inc. On September 14, 2020, we acquired Anelixis, after which Anelixis became a wholly owned subsidiary of the Company. On January 4, 2021, we changed our name from Novus Therapeutics, Inc. to Eledon Pharmaceuticals, Inc.

Our executive offices are located at 19800 MacArthur Boulevard, Suite 250, Irvine, California 92612. We also have a research and development office in Burlington, Massachusetts. Our telephone number is (949) 238-8090 and our website is www.eledon.com. The information contained in, or accessible through, our website does not constitute part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference, together with the other information contained in this prospectus and in our filings with the SEC that we have incorporated by reference in this prospectus. We expect to update these Risk Factors from time to time in the periodic and current reports we file with the SEC after the date of this prospectus. These updated Risk Factors will be incorporated by reference in this prospectus. If any of these risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the trading price of our securities could decline, and you may lose all or part of your investment.

USE OF PROCEEDS

The proceeds from the resale of the Shares under this prospectus are solely for the accounts of the Selling Stockholders. We will not receive any proceeds from the sale of Shares under this prospectus. We will, however, receive the cash exercise price of $0.001 per share for the exercise of any Pre-Funded Warrants. If any of the Pre-Funded Warrants are exercised on a net exercise cashless basis, we would not receive any cash payment from the applicable Selling Stockholder upon any such exercise.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders are those previously issued to the Selling Stockholders and those issuable to the Selling Stockholders upon exercise of the Pre-Funded Warrants. For additional information regarding the issuance of the Shares, see “The Company—Private Placement” above. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the Shares and Pre-Funded Warrants and as otherwise described below under “Certain Relationships with the Selling Stockholders,” the Selling Stockholders have not had any material relationship with us within the past three years.

In accordance with the terms of the Registration Rights Agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Stockholders pursuant to the Purchase Agreement and (ii) the maximum number of shares of common stock issuable upon exercise of the Pre-Funded Warrants issued pursuant to the Purchase Agreement, determined as if the Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Pre-Funded Warrants.

Under the terms of the Pre-Funded Warrants, a Selling Stockholder may not exercise any portion of a Pre-Funded Warrant to the extent such exercise for common stock would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed a beneficial ownership limitation specified by each Selling Stockholder upon issuance of the Pre-Funded Warrants (which was generally set at 4.99% or 9.99% of our then outstanding common stock following such exercise). Upon at least 61 days’ prior notice from the holder to the Company, a holder may increase the applicable beneficial ownership limitation, but in no case above 19.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise to the extent required under Nasdaq Marketplace Rules.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our common stock by each of the Selling Stockholders. For purposes of the table below, we have assumed that the Selling Stockholders will be able to sell in this offering all shares of common stock issued pursuant to the Purchase Agreement or upon the exercise of any Pre-Funded Warrants issued to the Selling Stockholder without regard to any beneficial ownership limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules and regulations of the SEC based on 38,506,614 shares of common stock outstanding as of May 23, 2024. In computing the number of common shares beneficially owned by a person and the percentage ownership of that person, we also deemed outstanding shares of common stock issuable upon the exercise of warrants or other convertible securities held by that Selling Stockholder that are exercisable or convertible within 60 days of May 23, 2024, including the warrants, but subject to any applicable beneficial ownership limitation. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any Selling Stockholder named below.

We are relying on written commitments from the Selling Stockholders to notify us of any changes in their beneficial ownership after the date they originally provided this information. See “Plan of Distribution.”

	Shares of Common Stock	Maximum Shares of Common Stock to be Sold Pursuant to this	Shares of Common Stock Owned After Offering (4)
Name of Selling Stockholder (1)	Owned Prior to Offering (2)	Prospectus (3)	Number	Percentage
Entities affiliated with BVF Partners L.P. (5)	12,343,587	8,016,877	4,326,710	11.2%
ZP Master Cap Fund, Ltd. (6)	2,109,704	2,109,704	—	—
Schonfeld Global Master Fund L.P. (7)	1,500,000	1,500,000	—	—
Sphera Biotech Master Fund LP (8)	1,317,279	1,250,000	67,279		*
Alyeska Master Fund, L.P. (9)	500,000	500,000	—	—
JDRF T1D Fund LLC (10)	2,586,500	422,000	2,164,500	5.5%
Nantahala Capital Partners Limited Partnership (11)	123,229	123,229	—	—
NCP RFM LP (11)	103,959	103,959	—	—
Blackwell Partners LLC—Series A (11)	372,812	372,812	—	—
The Matthew D. Perry and Stacy E. Perry Revocable Trust Dated 10/1/2009 (12)	421,940	421,940	—	—
Lars Bader (13)	1,541,708	709,019	832,689	2.2%
Deschutes I, LP (14)	165,620	56,540	109,080		*
The Rohlinger Family Living Trust 2/14/08 (15)	219,271	56,540	162,731		*
LTD-III LLC (16)	117,753	56,540	61,213		*
Richard Friedman 2008 Revocable Trust (17)	149,871	63,291	86,580		*
Blu-G Nevada Par Equity LLC dba BGN Investing 1 (18)	357,096	140,646	216,450		*
Blu-B Nevada Par Equity LLC dba BBN Investing 1 (19)	71,419	28,129	43,290		*
Marc Wolff	421,940	421,940	—	—
StoneX Financial Inc C/F Erick Richardson Jr. IRA	115,485	105,485	10,000		*
Newpath Partners III, LP (20)	843,881	843,881	—	—
HC Diversified Strategies LP (21)	3,797,468	3,797,468	—	—

TOTAL:		21,100,000

*	Less than one percent (1%) of the Company’s outstanding common stock.
(1)

If required, information about other selling stockholders, except for any future transferees, pledgees, donees or successors of the Selling Stockholders named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.

(2)

Consists of (i) the maximum number of Shares of common stock being offered pursuant to this prospectus by each applicable Selling Stockholder and (ii) if applicable, any other shares of Eledon common stock beneficially owned by such Selling Stockholder as of May 23, 2024, including any shares of common stock issuable upon exercise of warrants held by the Selling Stockholder, subject to any applicable beneficial ownership limitations applicable to such securities as described in the footnotes herein.

(3)

The maximum Shares of common stock being offered pursuant to this prospectus by the Selling Stockholders consists of the number of shares of common stock issued or issuable to the Selling Stockholder pursuant to the Purchase Agreement, assuming that all Pre-Funded Warrants issued under the Purchase Agreement were exercised in full as of the trading day immediately preceding such date and without regard to any applicable beneficial ownership limitations under the Pre-Funded Warrants.

(4)

Assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus without regard to any beneficial ownership limitations applicable to the ownership of such Shares and that the Selling Stockholders buy or sell no additional shares of common stock prior to the completion of the offering. The beneficial ownership numbers and percentages give effect to the impact of any beneficial ownership limitations applicable to any other securities owned by the Selling Stockholders as described in the footnotes herein.

(5)

The number of shares of common stock being offered by Selling Stockholders affiliated with BVF Partners L.P. pursuant to this prospectus consists of the following: (i) an aggregate of 4,204,520 shares of common stock being offered pursuant to this prospectus by Biotechnology Value Fund, L.P. (“BVF”), which includes 3,173,135 shares issuable upon exercise of Pre-Funded Warrants, (ii) an aggregate of 3,347,359 shares of common stock being offered pursuant to this prospectus by Biotechnology Value Fund II, L.P. (“BVF2”), which included 2,526,238 shares issuable upon exercise of Pre-Funded Warrants, (iii) an aggregate of 307,499 shares of common stock being offered pursuant to this prospectus by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), which included 232,068 shares issuable upon exercise of Pre-Funded Warrants, and (iv) an aggregate of 157,499 shares of common stock being offered pursuant to this prospectus by MSI BVF SPV, LLC (“MSI BVF” and, together with BVF, BVF2 and Trading Fund OS, the “BVF Stockholders”), which includes 118,864 shares issuable upon exercise of Pre-Funded Warrants, in each case without regard to any beneficial ownership limitations applicable to the ownership of such Shares. Based on information provided to the Company by the Selling Stockholder and information provided in a Schedule 13G/A filed by BVF on February 14, 2024, the number of shares of common stock in the columns “Shares of Common Stock Owned Prior to the Offering” and “Shares of Common Stock Owned After Offering” also include the following: (i) 2,330,418 shares of common stock held by BVF, (ii) 1,812,558 shares of common stock held by BVF2, (iii) 145,029 shares of common stock held by Trading Fund OS, and (iv) 38,705 shares of common stock held in a certain Partners Managed Account through MSI BVF (the “Partners Managed Account”). BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”), as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS and held in the Partners Managed Account. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mark Lampert, as a director and officer of BVF, Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS, and held in the Partners Managed Account. The shares reported under “Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock Owned After Offering” in the table do not include shares of common stock issuable upon conversion of Series X1 non-voting convertible preferred stock, $0.001 par value per share, and Series X non-voting convertible preferred stock, $0.001 par value per share (collectively, the “convertible preferred stock”) and certain warrants held by certain of the foregoing entities. Such convertible preferred stock and warrants are each subject to a beneficial ownership limitation of 9.99%, which does not permit the foregoing entities to convert or exercise that portion of the convertible preferred stock or warrants, as applicable, that would result in the entities owning, after conversion or exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(6)

Based on information provided to the Company by the Selling Stockholder, ZP Master MidCap Fund, Ltd. (the “Fund”) has delegated to Zimmer Partners, LP, as investment manager (the “Investment Manager”), sole voting and investment power over the shares of common stock held by the Fund pursuant to its investment management agreement with Zimmer Partners, LP. As a result, each of the Investment Manager, Zimmer Partners, GP, as the general partner of the Investment Manager, Zimmer Financial Services Group, LLC, as the sole member of Zimmer Partners GP, LLC, and Stuart J. Zimmer, as the managing member of Zimmer Financial Services Group, LLC, may be deemed to exercise voting and investment power over the shares held by the Fund and thus may be deemed to beneficially own such shares.

(7)

Based on information provided to the Company by the Selling Stockholder, Ryan Tolkin, CEO and CIO of Schonfeld Strategic Advisors LLC, may be deemed to beneficially own the shares owned by the Selling Stockholder.

(8)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 67,279 shares of common stock.

(9)

Based on information provided to the Company by the Selling Stockholder, Alyeska Investment Group, L.P., the investment manager of the Selling Stockholder, has voting and investment control of the shares held by the Selling Stockholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to beneficially own the shares owned by the Selling Stockholder. Mr. Parekh, disclaims any beneficial ownership of the shares owned by the Selling Stockholder.

(10)

The shares reported under “Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock Owned After Offering” includes 1,082,250 shares of common stock issuable within 60 days of May 23, 2024 upon the exercise of warrants held by the Selling Stockholder. Based on information provided to the Company by the Selling Stockholder, Steven St. Peter may be deemed to beneficially own the shares owned by the Selling Stockholder.

(11)

Based on information provided to the Company by the Selling Stockholder, Nantahala Capital Management, LLC has been delegated the legal power to vote and/or direct the disposition of securities on behalf of the Selling Stockholder as a general partner or investment manager and may be deemed to beneficially own the shares owned by the Selling Stockholder. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares owned by the Selling Stockholder.

(12)	Based on information provided to the Company by the Selling Stockholder, Matthew D. Perry may be deemed to beneficially own the shares owned by the Selling Stockholder.
(13)

Based on information provided to the Company by the Selling Stockholder, other than the shares of common stock being offered pursuant to this prospectus, the Selling Stockholder beneficially owns 832,689 shares of common stock.

(14)

The shares reported under “Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock Owned After Offering” includes 43,290 shares of common stock issuable within 60 days of May 23, 2024 upon the exercise of warrants held by the Selling Stockholder. Based on information provided to the Company by the Selling Stockholder, Robert J. Levitt may be deemed to beneficially own the shares owned by the Selling Stockholder.

(15)

The shares reported under “Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock Owned After Offering” includes 43,290 shares of common stock issuable within 60 days of May 23, 2024 upon the exercise of warrants held by the Selling Stockholder. Based on information provided to the Company by the Selling Stockholder, George J. Rohlinger may be deemed to beneficially own the shares owned by the Selling Stockholder.

(16)	Based on information provided to the Company by the Selling Stockholder, Nathan Snyder may be deemed to beneficially own the shares owned by the Selling Stockholder.
(17)

The shares reported under “Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock Owned After Offering” includes 43,290 shares of common stock issuable within 60 days of May 23, 2024 upon the exercise of warrants held by the Selling Stockholder. Based on information provided to the Company by the Selling Stockholder, Richard Stanley Friedman may be deemed to beneficially own the shares owned by the Selling Stockholder.

(18)

The shares reported under “Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock Owned After Offering” includes 108,225 shares of common stock issuable within 60 days of May 23, 2024 upon the exercise of warrants held by the Selling Stockholder. Based on information provided to the Company by the Selling Stockholder, Charles-Edouard Gros, who is the brother of Eledon’s Chief Executive Officer, David-Alexandre Gros, may be deemed to beneficially own the shares owned by the Selling Stockholder.

(19)

The shares reported under “Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock Owned After Offering” includes 21,645 shares of common stock issuable within 60 days of May 23, 2024 upon the exercise of warrants held by the Selling Stockholder. Based on information provided to the Company by the Selling Stockholder, Shlomo Boehm may be deemed to beneficially own the shares owned by the Selling Stockholder.

(20)	Based on information provided to the Company by the Selling Stockholder, Thomas Cahill may be deemed to beneficially own the shares owned by the Selling Stockholder.
(21)	Based on information provided to the Company by the Selling Stockholder, Marc Wolff may be deemed to beneficially own the shares owned by the Selling Stockholder.

Certain Relationships with the Selling Stockholders

Registration Rights Agreement

On May 6, 2024, in connection with the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Selling Stockholders. Pursuant to the Registration Rights Agreement, the Company agreed, among other things, to prepare and file with the SEC a registration statement to register for resale the shares of our common stock issued and issuable to the Selling Stockholders pursuant to the Purchase Agreement and to cause the registration statement to become and remain effective within the time periods specified in the Registration Rights Agreement. We have also agreed, among other things, to indemnify the Selling Stockholders and their officers, directors, members, partners, agents, brokers, investment advisors and employees from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.

Prior Financing Activities

January 2022 Exchange Agreement

On January 11, 2022, Eledon entered into an exchange agreement with the BVF Stockholders, pursuant to which such stockholders exchanged 550,000 shares of the Company’s common stock for 9,899.99 shares of Series X1 non-voting convertible preferred stock, $0.001 par value per share.

2023 Private Placement

On April 28, 2023, Eledon entered into a securities purchase agreement with the selling stockholders identified therein, pursuant to which we agreed to issue and sell to such selling stockholders in a private placement: (a) in an initial closing, which closing occurred on May 5, 2023, (i) 8,730,168 shares of the Company’s common stock, (ii) pre-funded warrants exercisable for up to an aggregate of 6,421,350 shares of the Company’s common stock, and (iii) common warrants exercisable for up to an aggregate of 15,151,518 shares of the Company’s common stock (or pre-funded warrants in lieu thereof); (b) in a second closing, subject to the satisfaction or waiver of certain conditions set forth in the securities purchase agreement, 20,202,024 shares of common stock (or pre-funded warrants in lieu thereof); and (c) in a third closing, subject to the satisfaction or waiver of certain conditions set forth in the securities purchase agreement, 25,252,530 shares of common stock (or pre-funded warrants in lieu thereof), in each case subject to customary adjustments as provided in the securities purchase agreement, pre-funded warrant or common warrant, as applicable. Certain of the Selling Stockholders or affiliated entities or individuals participated as investors in the securities purchase agreement transactions described above, including the BVF Stockholders, JDRF T1D Fund, LLC, Deschutes I, LP, The Rohlinger Family Living Trust 2/14/08, LTD-III LLC, Richard Friedman 2008 Revocable Trust, Blu-G Nevada Par Equity LLC dba BGN Investing 1, and Blu-B Nevada Par Equity LLC dba BBN Investing 1.

Board Observer

From July 2021 to March 2022, Arman Gupta, an employee of BVF Partners L.P., an affiliate of the BVF Stockholders, served as a non-voting observer on the board of directors of the Company.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Shares covered hereby on any of the following markets or exchanges on which our common stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE American (or any successors to any of the foregoing), or on any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or stockholders;

•	settlement of short sales;

•	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule (“Rule 144”), or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver these securities to close out their short positions, or loan or pledge the Shares to broker dealers that in turn may sell such shares. The Selling Stockholders may also enter into option or other transactions with broker dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker dealer or other financial institution of the Shares offered by this prospectus, which securities such broker dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of the Shares to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which all Shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act, as applicable).

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by O’Melveny & Myers LLP, Newport Beach, California.

EXPERTS

KMJ Corbin & Company LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2023 and 2022, included in our Annual Report on Form 10-K for the year ended December 31, 2023 as set forth in their report (which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on KMJ Corbin & Company LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC, and we have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities described in this prospectus, you should refer to the registration statement, its exhibits and schedules and our reports, proxies, information statements and other information filed with the SEC.

Our filings are available to the public on the Internet, through a database maintained by the SEC at www.sec.gov. We also maintain a website at www.eledon.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website does not constitute a part of this prospectus or any applicable prospectus supplement (or any document incorporated by reference herein or therein).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of the registration statement of which this prospectus forms a part and prior to its effectiveness and until the end of any offerings under this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024, as amended by Amendment No. 1 to Form 10-K, filed with the SEC on April 26, 2024;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 15, 2024;

•	Our Current Report on Form 8-K, filed with the SEC on May 7, 2024;

•

The description of our common stock contained in Exhibit 4.5 of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, as well as any subsequent amendments or reports filed for the purpose of updating such description; and

•

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the original registration statement of which this prospectus forms a part and prior to its effectiveness, provided that all documents “furnished” by the Company to the SEC and not “filed” are not deemed incorporated by reference herein.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Eledon Pharmaceuticals, Inc., 19800 MacArthur Boulevard, Suite 250, Irvine, California 92612, telephone: (949) 238-8090.

21,100,000 Shares of Common Stock

Offered by the Selling Stockholders

PROSPECTUS

June 5, 2024